March 13, 1997



Landmark International, Inc.
c/o Jehu Hand
Hand & Hand, A Law Corporation
24901 Dana Point Harbor Drive, Suite 200
Dana Point, California  92629

To whom it may concern,

I agree with the statement included in item 4 of your Form 8-K SEC filing. You may use this letter for your Form 8-K amended filing.

Sincerely,


Brian S. Nathanson, C.P.A.


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